Exhibit 2.1
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                                     AMENDED
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                         COMMON STOCK EXCHANGE AGREEMENT
                         -------------------------------

As of this 11th day of April 1997, the below parties agree to amend the Common Stock Exchange Agreement entered into on the 8th day of April, 1997, among Affiliated Services, Inc., a Nevada corporation, ("Affiliated"); Amber Capital, Inc., a Delaware Corporation, ("Amber") and LottoWorld, Inc., a Florida Corporation("LWI").

WHEREAS, it is the desire of LWI, Affiliated and Amber to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual representations, warranties, convents and agreements contained herein, the parties agree as follows:

                                  ARTICLE I

1.3 As soon as practical after the effective date, the number of shares of common stock to be exchanged shall be calculated based upon closing "bid" price of the common stock of the relevant corporation divided into $500,000. For example if the "bid price" for SMI stock on the Effective date is $.125 then the number of shares to be exchanged will be 4,000,000 shares. If the "bid price" for LottoWorld is $.97 then the number of shares to be exchanged will be 515,464.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.



LOTTOWORLD, INC.                          AFFILIATED, INC.

By: s/ Dennis B. Schroeder                By: s/ Tracia N. Arnold
   ------------------------------            ------------------------
    Dennis B. Schroeder                       Tracia N. Arnold
    Chief Executive Officer                   President



AMBER CAPITAL, INC.

By: s/ Stephanie S. Arnold
   ------------------------------
    Stephanie S. Arnold
    President

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